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                                                                    Exhibit 23.2


CONSENT OF KPMG, LLP


The Board of Directors
Mercator Software, Inc.


We consent to the use of our report dated February 6, 2002 incorporated by reference in the registration statement on Form S-8 of Mercator Software, Inc. relating to the consolidated balance sheets of Mercator Software, Inc. and subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2001, which report appears in the December 31, 2001 Annual Report on Form 10-K of Mercator Software, Inc. and subsidiaries.


/s/ KPMG, LLP


New York, NY
January 30, 2003